As filed with the Securities and Exchange Commission on November 3, 1998

                                                                File No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    Form S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                ______________

                             Fort James Corporation
             (Exact name of registrant as specified in its charter)

         VIRGINIA                                  54-0848173
(State or other jurisdiction            (I.R.S. Employer Identification No.)
of Incorporation or organization)


                               1650 Lake Cook Road
                            Deerfield, IL 60015-0089
                                 (847) 317-5000

           (Address of principal executive office, including zip code)

                             FORT JAMES CORPORATION
                             MIP BONUS DEFERRAL PLAN
                            (Full Title of the Plan)


                       CLIFFORD A. CUTCHINS, IV., ESQUIRE
                               1650 Lake Cook Road
                            Deerfield, IL 60015-0089
                                 (847) 317-5000
            (Name, address, including zip code, and telephone number,
      including area code, of agent for service of process and registrant's principal executive offices)

         Copies of all communications, including communications sent to agent for service, should be sent to:

                         Marshall H. Earl, Jr., Esquire
                       McGuire, Woods, Battle & Boothe LLP
                                One James Center
                            Richmond, Virginia 23219
                                 (804) 775-1000



                          CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------



                         Amount      Proposed        Proposed
                          to be      Maximum         Maximum      Amount of
Title of Securities    Registered    Offering        Offering    Registration
to be Registered                     Price Per       Price (2)        Fee
                                     Obligation

----------------------------------- -------------- --------------  -------------
----------------------------------- -------------- --------------  -------------

Deferred
Compensation
Obligations (1)      $20,000,000        100%         $20,000,000     $5,900

-----------------------------------  -------------- --------------  ------------




                                     PART 1

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.           Plan Information

         Not required to be filed.

Item 2.           Registrant Information and Employee Plan Annual
                  Information

         Not required to be filed.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

     The following documents filed by Fort James Corporation (the 'Company') with the Securities and Exchange Commission (the 'Commission') are incorporated herein by reference and made a part hereof:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

     (b) All reports filed by the Company pursuant to Section 13 and 15(d) of the Securities Exchange Act of 1934 ('1934 Act') since the end of the fiscal year covered by the annual report referred to in (a) above, including the Company's Quarterly Reports on Form 10-Q filed with the Commission on May 11, 1998 and August 12, 1998.

     All documents subsequently filed by the Company pursuant to Sections 13, 14 and 15(d) of the 1934 Act, including annual and quarterly reports and proxy statements, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this document and to be a part hereof from the date of filing such documents.

Item 4.           Description of Securities.

     Under the MIP Bonus Deferral Plan (the'Plan'), the Company will provide eligible employees the opportunity to make elections to defer a specified percentage of their bonuses paid under the Company's Management Incentive Plan. The obligations of the Company under the Plan based on the deferrals (the 'Obligations') will be unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

     The amount of compensation to be deferred by each participating employee (each a 'Participant') will be determined in accordance with the Plan based on elections by each Participant. Each Obligation will be payable on a date selected by each Participant or determined in accordance with the terms of the Plan. The Obligations will be indexed to the prime rate plus one percent (1%). The Obligations will be denominated and be payable in United States dollars.

     A Participant's right or the right of any other person to the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered except by a written designation of a beneficiary under the Plan, by written will, or by the laws of descent and distribution.

     Prior to the Participant's termination of employment or Retirement, the Obligations are not subject to redemption, in whole or in part, at the option of the Company or through operation of a mandatory or optional sinking fund or analogous provision. However, the Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the right of the Participant to the balance of his or her deferred account as of the date of such amendment or termination.

     The Obligations are not convertible into another security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon default.

Item 5. Interest of Named Experts and Counsel.

         Not applicable.

Item 6.           Indemnification of Directors and Officers.

     Article 10 of the Virginia Stock Corporation Act allows, in general, for indemnification, in certain circumstances, by a corporation of any person threatened with or made a party to any action, suit or proceeding by reason of the fact that he or she is, or was, a director, officer, employee or agent of such corporation. Indemnification is also authorized with respect to a criminal action or proceeding where the person had no reasonable cause to believe that his conduct was unlawful. Article 9 of the Virginia Stock Corporation Act provides limitations on damages payable by officers and directors, except in cases of willful misconduct or knowing violation of criminal law or any federal or state securities law.

     Article VI of the Company's Amended and Restated Articles of Incorporation provides for mandatory indemnification of any director or officer of the Company who is, was, or is threatened to be made a party to a proceeding (including a proceeding by or in the right of the Company) because he is or was a director or officer of the Company or because he is or was serving the Company or other legal entity in any capacity at the request of the Company while a director or officer of the Company, against all liabilities and expenses as are incurred because of such director's or officer's willful misconduct or knowing violation of the criminal law.

     The Company's Amended and Restated Articles of Incorporation also provide that in every instance permitted under Virginia corporate law in effect from time to time, the liability of a director or officer of the Company to the Company or its shareholders shall not exceed one dollar.

     The Company maintains a standard policy of officers' and directors' liability insurance.

Item 7.           Exemption from Registration Claimed.

         Not applicable.

Item 8.           Exhibits

         See Index to Exhibits.

Item 9.           Undertakings

     (a)      The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offer.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 13(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Lake, State of Illinois, on the 29th day of September, 1998.

                             FORT JAMES CORPORATION

                   By: /s/ Clifford A. Cutchins, IV, Esquire
                        Clifford A. Cutchins, IV, Esquire
           Senior Vice President, General Counsel, Corporate Secretary

                                POWER OF ATTORNEY

     Know All Men and Women By These Presents that each individual whose signature appears below constitutes and appoints T. Norman Bush and Clifford A. Cutchins, IV, Esquire, and each of them, such individual's true and lawful attorneys-in-fact and agents with full power of substitution, for such individual and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement related to the offering contemplated by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed on the dates following their names by the following persons in the respective capacities indicated below their names.


                                    Signed


/s/Miles L. Marsh      Chairman of the Board of Directors,    September 24, 1998
Miles L. Marsh         Chief Executive Officer and Director
                       Principal Executive Officer)

/s/William A Paterson   Senior Vice President and Controller  September 21, 1998
William A. Paterson    (Principal Accounting Officer)

s/ Barbara L. Bowles                Director                  September 21, 1998
Barbara L. Bowles


/s/ William T. Burgin               Director                  September 18, 1998
William T. Burgin


/s/ James L. Burke                  Director                  September 21, 1998
Dr. James L. Burke


/s/ Worley H. Clark                 Director                  September 28, 1998
Worley H. Clark


/s/ Gary P. Coughlan                Director                  September 21, 1998
Gary P. Coughlan


/s/ William V. Daniel               Director                  September 28, 1998
William V. Daniel


/s/ Ernst A. Haberli                Director                  September 21, 1998
Ernst A. Haberli


/s/ Robert M. O'Neil                Director                  September 21, 1998
Robert M. O'Neil


/s/ Richard L. Sharp                Director                  September 21, 1998
Richard L. Sharp


/s/ Anne M. Whittemore              Director                  September 21, 1998
Anne M. Whittemore




Exhibit No.                    Exhibit

*5.1 -- Opinion of McGuire, Woods, Battle & Boothe, LLP (filed herewith).

*23.1 -- Consent of PricewaterhouseCoopers LLP (filed herewith)

*23.2 -- Consent of McGuire,Woods,Battle & Boothe,LLP (included in Exhibit 5.1).

*24 -- Power of Attorney (included herein on the signature pages).

*99.1 -- Fort James Corporation MIP Bonus Deferral Plan.

* Filed with this form.